UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
__________________________________

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (date of earliest event reported):  February 8, 2010

REHABCARE GROUP, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-14655	51-0265872
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

7733 Forsyth Boulevard, Suite 2300
St. Louis, Missouri		63105
(Address of principal executive offices)		(Zip Code)

(800) 677-1238
(Registrant's telephone number, including area code)

Not Applicable
(Former name or former address if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 8, 2010, RehabCare Group, Inc.’s (the “Company”) Compensation Committee (the “Committee”) approved base salary adjustments, long-term and short-term incentive awards and a discretionary cash bonus for certain named executive officers of the Company as discussed below.

Base Salary Compensation Adjustments

The base salaries of the named executive officers listed below were adjusted as follows:

Named Executive Officer	Effective Date	New Annual Salary	Percentage Increase from Prior Annual Salary
Dr. John Short, President and Chief Executive Officer	February 1, 2010 (1)	$750,000	20%
Mr. Jay Shreiner, Executive Vice President and Chief Financial Officer	April 1, 2010	$388,500	2.5%
Ms. Patricia Henry, Executive Vice President, Skilled Nursing Rehabilitation Services	April 1, 2010	$382,500	2.5%
Ms. Mary Pat Welc, Senior Vice President, Hospital Rehabilitation Services	April 1, 2010	$261,500	2.5%
Ms. Patricia Williams, Senior Vice President and General Counsel	April 1, 2010	$265,500	2.5%

(1) On February 8, 2010, the Committee approved Dr. Short’s new annual rate of pay and also approved a retroactive effective date of February 1, 2010 for his new salary.

Fiscal 2009 Short-Term Incentive Plan (the “STIP”) Awards

Under the Company’s STIP, Dr. Short, Mr. Shreiner and Ms. Williams and other corporate based named executive officers are eligible to receive cash awards allocated as follows:  80% of the cash award is based on the Company’s achievement of earnings per share and revenue targets, and 20% of the cash award is based on the executive’s overall individual performance as assessed by the Committee.  Ms. Henry and Ms. Welc and other divisional based named executive officers are eligible to receive cash awards allocated as follows: 80% of the cash award is based on achievement of respective divisional revenue and profitability targets as well as achievement of Company earnings per share and revenue targets, and 20% of the cash award is based on the executive’s overall individual performance as assessed by the Committee.  The Company or respective division must achieve at least 85% of the financial target for any award associated with that target to be paid.

Based on the achievement of the STIP Company, division and individual performance objectives, the Committee determined the amount of STIP bonus awards to be paid to certain of the named executive officers for the year ended December 31, 2009, as follows:

Named Executive Officer	Percentage of Salary Paid on Achievement of Targets	Value of Fiscal 2009 Award
Dr. John Short	148%	$924,000
Mr. Jay Shreiner	74%	$280,157
Ms. Patricia Henry	73%	$270,686
Ms. Mary Pat Welc	45%	$113,485
Ms. Patricia Williams	55%	$142,802

Discretionary Cash Bonus

The Committee also approved a one-time, additional cash bonus to certain members of management of the Company as recognition for the successful completion of the acquisition of Triumph HealthCare Holdings, Inc. including a cash award of $25,000 to Mr. Jay Shreiner.

2007 – 2009 Long-Term Incentive Plan (“LTIP”) Cash Awards

Under the Company’s LTIP, named executive officers are eligible to receive cash awards allocated as follows:  60% of the cash award is based on the Company’s achievement of an earnings per share target and 40% of the cash award is based on the Company’s achievement of a revenue target.  The Company must achieve at least 80% of the financial target for any award associated with that target to be paid.

Based on the achievement of the LTIP Company earnings per share and revenue objectives, the Committee determined the amount of LTIP cash awards to be paid to certain of the named executive officers for the 2007 – 2009 LTIP performance cycle as follows:

Named Executive Officer	Value of 2007 – 2009 LTIP Cash Award
Dr. John Short	$581,644
Mr. Jay Shreiner	$110,608
Ms. Patricia Henry	$225,707
Ms. Mary Pat Welc	$67,018
Ms. Patricia Williams	–

Because Ms. Williams was not employed by the Company prior to October 1, 2007, she was not eligible to receive a cash award under the LTIP.

2010 – 2012 Long-Term Incentive Plan (“2012 LTIP”) Stock Awards

Under the Company’s 2012 LTIP, named executive officers are eligible to receive a grant of three-year cliff vesting restricted stock.  Dr. Short’s award of restricted stock consists of 50% three-year cliff vesting restricted shares and 50% three-year performance vesting shares.  The performance vesting shares will vest based upon Company performance against earnings per share and revenue targets established by the Committee.  Dr. Short can earn up to 175% of the value of the performance vesting restricted shares if Company performance meets or exceeds 120% of the established earnings per share target and 110% of the established revenue target.

The Committee approved the grant of restricted shares under the Company’s 2012 LTIP to certain named executive officers with the grant date fair values listed below.  The restricted shares will have a grant date of April 1, 2010.  The number of restricted shares granted will be determined by the closing share price of the Company’s stock on April 1, 2010 and the grant date fair values listed in the table below:

Named Executive Officer	Grant Date Fair Value of Restricted Shares to be Issued on April 1, 2010
Dr. John Short	$1,250,000
Mr. Jay Shreiner	$379,000
Ms. Patricia Henry	$373,000
Ms. Mary Pat Welc	$127,500
Ms. Patricia Williams	$194,250

The grant date fair value of Dr. Short’s award could increase to $1,718,750 if Company earnings per share and revenue performance meet or exceed the maximum levels on the 2010 - 2012 LTIP pay-out scale.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated:	February 12, 2010

REHABCARE GROUP, INC. (Registrant)

By:	/s/ Jay W. Shreiner
Name:	Jay W. Shreiner
Title:	Executive Vice President and Chief Financial Officer